Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 Number 333-102805) pertaining to the Capital Accumulation Plan of our report dated June 28, 2023, with respect to the financial statements and schedule of the Capital Accumulation Plan included in this Annual Report (Form 11-K) for the two month period ended December 31, 2022.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 28, 2023